UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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ROVI CORPORATION
(Name of Registrant as Specified in Its Charter)

ENGAGED CAPITAL MASTER FEEDER I, LP
ENGAGED CAPITAL MASTER FEEDER II, LP
ENGAGED CAPITAL I, LP
ENGAGED CAPITAL I OFFSHORE, LTD.
ENGAGED CAPITAL II, LP
ENGAGED CAPITAL II OFFSHORE LTD.
ENGAGED CAPITAL, LLC
ENGAGED CAPITAL HOLDINGS, LLC
GLENN W. WELLING
DAVID LOCKWOOD
RAGHAVENDRA RAU
PHILIP A. VACHON

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Engaged Capital, LLC, together with the other the participants named herein (collectively, “Engaged Capital”), intends to file a preliminary proxy statement with the Securities and Exchange Commission and an accompanying WHITE proxy card to be used to solicit votes for the election of Engaged Capital’s slate of four highly-qualified director nominees to the Board of Directors of Rovi Corporation, a Delaware corporation (the “Company”), at the Company’s upcoming 2015 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On March 12, 2015, Engaged Capital issued the following press release:

Engaged Capital Sends Letter to Board of Rovi Corporation

•	Expresses frustration with Board’s intransigence and lack of progress on board reconstitution
•	Long tenured incumbent Board presided over 7 years of shareholder value destruction
•	Formally nominated four highly-qualified candidates for election at 2015 annual meeting

Newport Beach, CA, March 12, 2015 - Engaged Capital, an investment firm specializing in small and mid-cap North American equities and beneficial owner of 549,900 shares of the common stock of Rovi Corporation (“ROVI” or the “Company”) (Nasdaq: ROVI), today sent a letter to the Company’s Board of Directors (the “Board”).

The full text of the letter follows:

March 12, 2015

Board of Directors
Rovi Corporation
2830 De La Cruz Boulevard
Santa Clara, CA 95050

Ladies and Gentlemen:

As you know, Engaged Capital (“Engaged”) has been a shareholder of Rovi Corporation (“ROVI” or the “Company”) since April 2013.  Over this time we have enjoyed a constructive relationship with ROVI’s management team and certain members of the Company’s board of directors (the “Board”), specifically the Chairman, Andrew Ludwick.  Our dialogue has covered many topics of concern to us, including the Company’s strategy, cost structure, capital allocation, executive compensation, and corporate governance; all with the aim of creating long-term shareholder value.  I am writing today to express my frustration with the lack of progress on the much needed changes to the composition of the Board.

All five of the Company’s independent directors have been on the Board since the formation of today’s ROVI through the merger of Macrovision and Gemstar in May of 2008.  During the seven years since the merger announcement, shareholder returns have been negative.  Change is clearly needed.  To that end, Engaged initiated conversations nearly six months ago with the Company’s Chairman regarding the need for fresh experience in the boardroom.  We offered to work with the Board to find new directors with relevant expertise who could join the six incumbent directors.  We believe these conversations led to the Company extending the deadline for shareholder nominations from November 14, 2014 to December 31, 2014.  Despite that extension, the Board continued to procrastinate with no substantive conversations taking place during the extension period.  As a result, Engaged was left with no choice but to formally nominate four highly-qualified candidates for election at the Company’s 2015 annual meeting on December 29, 2014.  Our nominees were sourced through months of discussions with industry executives, and each is a successful businessman who possesses an independent and highly-relevant perspective on ROVI’s business.

While we were frustrated with the Board’s seeming disinterest to meaningfully engage with us on a process to identify new directors, we did not publicize our nominations out of respect for our past communications and our hope that progress could be made privately over the following weeks.  From our initial conversations until today we have remained open to the idea of adding directors to the Board rather than replacing directors, though the incumbent Board’s track record would provide no defense in the case of the latter.  Despite our patience, the Board has never made a single proposal to Engaged regarding Board change or our highly-qualified nominees.  Rather, the Board recently indicated that it does not plan to work with Engaged but instead intends to unilaterally select its own candidates for addition to the Board so as to avoid “disruption” in the boardroom.

Given this unfortunate decision by the incumbent Board, we plan to present our nominees to the Company’s shareholders at the upcoming annual meeting, where we are highly confident of success given the current Board’s indefensible track record of value destruction.  Unlike the constructive path offered in private dialogues, this path will lead to the removal of current directors, potentially including any new directors that are named to the Board prior to the annual meeting.  We have done everything in our power to avoid this needless waste of time and resources by both parties.  However, the intransigence of this Board is evidence in and of itself that significant change is necessary.

Sincerely,

/s/ Glenn W. Welling

Glenn W. Welling
Managing Member

Engaged Capital Nominees:

David Lockwood, age 55, has served as the Chief Executive Officer and President of EnergySolutions, Inc. (formerly NYSE:ES), an environmental services and technology company, since June 2012, where he also served as a director from November 2010 to May 2013. From January 2013 to October 2014, Mr. Lockwood served as a director of Unwired Planet, Inc. (NASDAQ:UPIP), an intellectual property licensing company focused on the mobile technology sector. Mr. Lockwood also served as a director of Steinway Musical Instruments, Inc. (formerly NYSE:LVB), a manufacturer of musical instruments, from January 2008 to September 2013. From July 2010 to October 2011, Mr. Lockwood served as a director of BigBand Networks, Inc. (formerly NASDAQ:BBND), a leader in digital video networking. Mr. Lockwood served as the Chairman and Chief Executive Officer of Liberate Technologies, Inc. (formerly NASDAQ:LBRT), a publicly traded provider of applications and services to the telecommunications, satellite and cable industries, from 2003 to 2006. Prior to that, he served as the Chief Executive Officer and President of Intertrust Technologies, Inc. (formerly NASDAQ:ITRU), a supplier of digital rights management and computing systems, where he also served as a director. In addition to his experience leading public companies, Mr. Lockwood has worked in the financial services industry, including serving as Managing Partner of the Valueact Small Cap Fund and a Managing Director of Goldman Sachs. Mr. Lockwood has been a lecturer on the faculty of the Stanford Graduate School of Business and currently serves as a board member of USTAR, the Utah Science and Technology Research Initiative. Mr. Lockwood holds a B.A. from Miami University of Ohio and an M.B.A from the Graduate School of Business at the University of Chicago.

Raghavendra Rau, age 65, is an accomplished global executive who has led transformative change in the technology and software industries. Mr. Rau currently serves as a director of iProf Learning Solutions, an e-learning company that he co-founded in 2008. From November 2011 until October 2014, Mr. Rau served as the CEO of SeaChange International Inc. (NASDAQ:SEAC), a manufacturer of digital video systems and provider of related services to cable, telecommunications and broadcast television companies worldwide, where he also served as a director from July 2010 until October 2014 and as a member of the Compensation Committee. From November 2010 until December 2014, Mr. Rau served as a director of Aviat Networks, Inc. (NASDAQ:AVNW), a leader in wireless networking solutions, where he also served as a member of the Audit Committee. Mr. Rau also previously served as a director of Microtune, Inc. (formerly NASDAQ:TUNE), a global leader in RF integrated circuits and subsystem modules, from May 2010 until its acquisition by Zoran Corporation in December 2010, where he also served as a member of the Audit Committee. Mr. Rau served as Senior Vice President of the Mobile TV Solutions Business of Motorola, Inc. (“Motorola”), from May 2007 until January 2008, and as Senior Vice President of Strategy and Business Development, Networks & Enterprise of Motorola from March 2006 to May 2007. Mr. Rau served as Corporate Vice President of Global Marketing and Strategy for Motorola from 2005 to 2006, and as Corporate Vice President, Marketing and Professional Services, from 2001 to 2005. From October 1992 to 2001, Mr. Rau served in various positions within Motorola, including as Vice President of Strategic Business Planning and Vice President of Sales and Operations and held positions in Asia and Europe. Mr. Rau is a former Chairman of the QuEST Forum, a collaboration of service providers and suppliers dedicated to telecom supply chain quality and performance, and was a director of the Center for Telecom Management at the University of Southern California. Mr. Rau also served on the Motorola Partnership Board of France Telecom. Mr. Rau holds a Bachelor’s degree in Engineering from the National Institute of Technology, India and an MBA from the Indian Institute of Management.

Philip A. Vachon, age 56, is a founder and a principal owner of IPMG AG (“IPMG”), a privately held global intellectual property licensing firm, formed in 2008.  Mr. Vachon has served as a director of Unwired Planet (NASDAQ:UPIP) (“Unwired Planet”), an intellectual property and technology licensing company, since June 2013, as the Chairman of the Board, since September 2013, and as its Principal Executive Officer, since June 2014. In those capacities in March 2014, Mr. Vachon was responsible for closing a $100 million dollar revenue transaction with Lenovo, which together with cost controls gave Unwired Planet its first profitable year in seventeen years.  From 2006 to 2008, Mr. Vachon served as a consultant to Intellectual Ventures, one of the world’s largest patent holders on licensing to the telecommunications industry. Mr. Vachon served as President of Liberate International (“Liberate”), a software and services firm that serviced the telecommunications industry, from 2003 to 2007.  Prior to his employment at Liberate, Mr. Vachon was employed for 8 years at Oracle Corporation in various capacities including in the last three years as Vice President of sales in the telecommunications vertical organization.  Mr. Vachon previously served on the board of directors of Hostess Brands from 2007 to 2009.

Glenn W. Welling, age 44, is the Founder and Chief Investment Officer of Engaged Capital, LLC (“Engaged Capital”), a California based investment firm and registered advisor with the SEC focused on investing in small and mid-cap North American equities.  Mr. Welling has also serves as a director of Jamba, Inc. (NASDAQ:JMBA), a leading health and wellness brand and the leading retailer of freshly squeezed juice, since January 2015, where he is also a member of the Compensation and Executive Development Committee. Prior to founding Engaged Capital in February 2012, Mr. Welling was Principal and Managing Director at Relational Investors LLC (“Relational”), a $6 billion activist equity fund and registered investment adviser with the SEC, from June 2008 to October 2011 and served as its consultant from October 2011 until April 2012.  Mr. Welling managed Relational’s consumer, healthcare and utility investments and was responsible for investment selection, strategic development and catalyzing change at Relational’s portfolio companies.  Prior to Relational and from February 2002 to May 2008, Mr. Welling was a Managing Director at Credit Suisse Group AG (“Credit Suisse”) (NYSE:CS), a leading global financial services company, where he was the Global Head of the Investment Banking Department's Advisory Businesses, which included The Buy-Side Insights (HOLT) Group, Financial Strategy Group and Ratings Advisory Group.  Previously, Mr. Welling served as Partner and Managing Director of HOLT Value Associates L.P. (“HOLT”), a then leading provider of independent research and valuation services to asset managers, from October 1999 until January 2002 when HOLT was acquired by Credit Suisse.  Prior to HOLT, he was the Managing Director of Valuad U.S., a financial software and training company, and senior manager at A.T. Kearney, one of the world’s largest global management consulting firms.  Mr. Welling also teaches executive education courses at The Wharton School of Business and is a frequent speaker at finance and investing conferences. He graduated from The Wharton School of the University of Pennsylvania where he currently serves as the Chairman of the school’s tennis program and as a member of the Wharton School’s Executive Education Board.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Engaged Capital, LLC, together with the other the participants named herein, intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of their slate of four highly-qualified director nominees at the 2015 annual meeting of stockholders of Rovi Corporation, Inc., a Delaware corporation (the “Company”).

ENGAGED CAPITAL STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are Engaged Capital Master Feeder I, LP (“Engaged Capital Master I”), Engaged Capital Master Feeder II, LP (“Engaged Capital Master II”), Engaged Capital I, LP (“Engaged Capital I”), Engaged Capital I Offshore, Ltd. (“Engaged Capital Offshore”), Engaged Capital II, LP (“Engaged Capital II”), Engaged Capital II Offshore Ltd. (“Engaged Capital Offshore II”), Engaged Capital, LLC (“Engaged Capital”), Engaged Capital Holdings, LLC (“Engaged Holdings”), Glenn W. Welling, David Lockwood, Raghavendra Rau and Philip A. Vachon (collectively, the “Participants”).

As of the date hereof, Engaged Capital Master I beneficially owned 207,172 shares of Common Stock. As of the date hereof, Engaged Capital Master II beneficially owned 342,728 shares of Common Stock. Engaged Capital I, as a feeder fund of Engaged Capital Master I, may be deemed the beneficial owner of the 207,172 shares of Common Stock beneficially owned by Engaged Capital Master I. Engaged Capital Offshore, as a feeder fund of Engaged Capital Master I, may be deemed the beneficial owner of the 207,172 shares of Common Stock beneficially owned by Engaged Capital Master I. Engaged Capital II, as a feeder fund of Engaged Capital Master II, may be deemed the beneficial owner of the 342,728 shares of Common Stock beneficially owned by Engaged Capital Master II. Engaged Capital Offshore II, as a feeder fund of Engaged Capital Master II, may be deemed the beneficial owner of the 342,728 shares of Common Stock beneficially owned by Engaged Capital Master II. Engaged Capital, as the investment adviser to each of Engaged Capital Master I and Engaged Capital Master II, may be deemed to beneficially own the 549,900 shares of Common Stock owned in the aggregate by Engaged Capital Master I and Engaged Capital Master II. Engaged Holdings, as the managing member of Engaged Capital, may be deemed to beneficially own the 549,900 shares of Common Stock owned in the aggregate by Engaged Capital Master I and Engaged Capital Master II. Mr. Welling, as the founder and chief investment officer of Engaged Capital and the sole member of Engaged Holdings, may be deemed to beneficially own the 549,900 shares of Common Stock owned in the aggregate by Engaged Capital Master I and Engaged Capital Master II. As of the date hereof, Messrs. Lockwood, Rau and Vachon do not directly own any shares of Common Stock.

About Engaged Capital:

Engaged Capital, LLC (“Engaged Capital”) was established in 2012 by a group of professionals with significant experience in activist investing in North America and was seeded by Grosvenor Capital Management, L.P., one of the oldest and largest global alternative investment managers. Engaged Capital is a limited liability company owned by its principals and formed to create long-term shareholder value by bringing an owner’s perspective to the managements and boards of undervalued public companies. Engaged Capital manages both a long-only and long/short North American equity fund. Engaged Capital’s efforts and resources are dedicated to a single investment style, “Constructive Activism” with a focus on delivering superior, long-term, risk-adjusted returns for investors. Engaged Capital is based in Newport Beach, California.

Shareholder Contact:

Morrow & Co., LLC
Tom Ball, 203-658-9400
tomball@morrowco.com

John Ferguson, 203-658-9400
jferguson@morrowco.com

Media Contact:

Bayfield Strategy, Inc.
Riyaz Lalani, 416-907-9365
rlalani@bayfieldstrategy.com

SOURCE: Engaged Capital, LLC